Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-228592-04
and 333-228592

**FULL PRICING** $1.5bn Honda Auto Receivables 2019-4 Owner Trust (HAROT)

Joint Bookrunners: Citi (Str.), Deutsche Bank, Wells Fargo

Co-Managers: ANZ, JP Morgan, TD, US Bancorp

TOTAL OFFERED

CL	SZ($MM)	SZ($MM)	WAL	Fitch/S&P	L.FINL	BENCH	SPRD	YLD	CPN	$PRICE
A-1	400.000	380.000	0.32	F1+/A-1+	12/18/20	IntL	-5	1.84809	1.84809	100.00000
A-2	529.000	502.550	1.10	AAA/AAA	06/20/22	EDSF	+19	1.873	1.86	99.99382
A-3	529.000	502.550	2.30	AAA/AAA	01/18/24	IntS	+27	1.845	1.83	99.98218
A-4	120.950	114.900	3.23	AAA/AAA	02/18/26	IntS	+34	1.887	1.87	99.96991

Settle Date: 11/26/19	Registration : SEC Registered
First Pay Date : 12/18/19	ERISA Eligible : Yes
Expected Ratings : Fitch, S&P	Min Denoms : $1k x $1k
Ticker : HAROT 2019-4	Pxing Speed : 1.30 ABS to 10% Call
ABS-15G Filing : Fri, 11/08/19	Bill & Deliver: Citi

CUSIPS

A-1: 43813V AA6

A-2: 43813V AB4

A-3: 43813V AC2

A-4: 43813V AD0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.